UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 12, 2026

TENNANT COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10400 Clean Street Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	763 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.375 per share	TNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 12, 2026, Tennant Company (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Vision One Fund, LP and certain of its affiliates listed on the signature pages thereto (the “Vision One Parties”).

Pursuant to the Cooperation Agreement, the Company agreed to (i) appoint Patrick E. Allen to the Company’s Board of Directors (“Board”), effective February 12 2026, to serve as a Class II director with a term expiring at the 2027 annual meeting of shareholders, and until his successor is elected and qualified or until his earlier death, resignation, disqualification or removal, (ii) not increase the size of the Board to more than eleven directors until the date of announcement of the Company’s 2027 annual meeting of shareholders (the “2027 Annual Meeting”) established under the Company’s Restated Articles of Incorporation (as amended, the “Articles”) which the Company will publicly announce at least 85 days before the date of such meeting (the “Expiration Date”), and (iii) by the earlier of (x) the 2027 Annual Meeting and (y) sixteen months after the date of the Cooperation Agreement, take all necessary action to approve, and recommend that the Company’s shareholders approve, an amendment to the Articles to declassify the Board and provide for the election of all directors on an annual basis. Mr. Allen was appointed to serve on the Executive Committee of the Board, effective as of February 12, 2026, and the Audit Committee of the Board, effective as of March 1, 2026.

As a non-management director of the Company, Mr. Allen will be entitled to receive the standard non-employee director compensation, the terms of which were disclosed in the Company’s Proxy Statement for the 2025 annual meeting of shareholders filed with the Securities and Exchange Commission on March 18, 2025, including a pro-rata amount of the annual compensation for their service from their election until the 2026 annual meeting of shareholders.

Mr. Allen does not have any family relationship with any officer or director of the Company. Other than as provided under the Cooperation Agreement, there are no arrangements or understandings between Mr. Allen and any other persons pursuant to which Mr. Allen was elected as a director, and Mr. Allen has not been involved in any related transactions or relationships with the Company as defined in Item 404(a) of Regulation S-K.

Pursuant to the Cooperation Agreement, the Vision One Parties agreed to abide by certain customary standstill restrictions, mutual non-disparagement provisions, voting commitments, including supporting each director nominated and recommended by the Board for election, and other obligations until the Expiration Date.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2026, the Company appointed James T. Glerum, Jr. to the Board, to serve as a Class III director with a term expiring at the 2028 annual meeting of shareholders, and until his successor is elected and qualified or until his earlier death, resignation, disqualification or removal. Mr. Glerum was appointed to serve on the Executive Committee of the Board, effective as of February 12, 2026, and the Audit Committee of the Board, effective as of March 1, 2026.

As a non-management director of the Company, Mr. Glerum will be entitled to receive the standard non-employee director compensation, the terms of which were disclosed in the Company’s Proxy Statement for the 2025 annual meeting of shareholders filed with the Securities and Exchange Commission on March 18, 2025, including a pro-rata amount of the annual compensation for their service from their election until the 2026 annual meeting of shareholders.

Mr. Glerum does not have any family relationship with any officer or director of the Company. Other than as provided under the Cooperation Agreement, there are no arrangements or understandings between Mr. Allen and any other persons pursuant to which Mr. Glerum was elected as a director, and Mr. Glerum has not been involved in any related transactions or relationships with the Company as defined in Item 404(a) of Regulation S-K.

The information set forth in Item 1.01 of this Current Report on Form 8-K (the “Form 8-K”) is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On February 12, 2026, the Company issued a press release announcing its appointment of James T. Glerum, Jr. and Patrick E. Allen to the Board, entry into the Cooperation Agreement and related information. A copy of such press release is furnished as Exhibit 99.1 hereto and incorporated by reference into this Item 7.01 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Cooperation Agreement, dated as of February 12, 2026, by and among Tennant Company, Vision One Fund, LP, and certain of its affiliates listed on the signature pages thereto
99.1	Press Release dated February 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennant Company

Date: February 13, 2026	By:	/s/ Kristin Erickson
Kristin Erickson
Senior Vice President, General Counsel and Corporate Secretary